Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports First Quarter 2015 EPS of $0.69;

Americas Segment Unit Volume Grows 5 Percent

•	Net sales were $663 million
•	Operating profit was $70 million, or 10.6 percent of net sales
•	Completed $200 million accelerated share repurchase and launched new $200 million share repurchase

FINDLAY, Ohio, May 1, 2015 – For the quarter ended March 31, 2015, Cooper Tire & Rubber Company (NYSE: CTB) today announced that net income attributable to Cooper Tire & Rubber Company was $41 million, or $0.69 per share, compared with $45 million, or $0.71 per share, last year. Net sales were $663 million compared with $796 million in the first quarter of 2014. The sales decline was more than attributable to the absence of CCT, the company’s former joint venture in China, which was divested in the fourth quarter of 2014. CCT contributed $157 million to net sales, net of intercompany eliminations, in the first quarter of 2014. Excluding CCT, first quarter 2015 sales rose 4 percent as a result of higher unit volume of $35 million, which was partially offset by negative foreign exchange of $7 million.

“Our first quarter performance continued the positive trends we saw last year. The Americas segment posted outstanding results, with solid unit volume growth and an operating margin of 15 percent, well above our target. With the strong Americas performance, we came close to last year’s earnings per share despite the absence of CCT in the quarter,” said Roy Armes, Cooper’s Chairman, Chief Executive Officer and President.

First quarter 2015 operating profit was $70 million compared with $81 million for the same period last year, which included $21 million from CCT. First quarter operating margin was 10.6 percent versus 10.2 percent in 2014. Excluding the impact of CCT, operating profit increased $10 million from favorable raw material costs of $46 million and higher volume of $4 million. These benefits were partially offset by $16 million of higher manufacturing costs, unfavorable price and mix of $15 million, higher product liability costs of $4 million, higher selling, general and administrative (SG&A) costs of $3 million, and an increase in other costs of $2 million, including negative foreign exchange impact.

The effective tax rate for the first quarter, including discrete items, was 34.8 percent compared with 30.4 percent last year. The rate in 2015 is higher due to the mix of income, and is based on forecasted annual earnings and tax rates for various tax jurisdictions. SG&A expense for the quarter was $62 million, or 9.3 percent of sales, compared with $66 million, or 8.3 percent of sales, in the first quarter of 2014. SG&A expense in the first quarter of 2015 was impacted by unfavorable mark-to-market costs of stock-based liabilities of $4 million.

At quarter end, Cooper had $449 million in cash and cash equivalents, compared with $336 million at March 31, 2014. During the first quarter, the company completed the accelerated share repurchase program announced in August 2014. Under that program, the company repurchased 6.4 million shares at an average cost of $31.49 per share. The company announced a new $200 million share repurchase program in February 2015. During the first quarter, 313,405 shares were repurchased under that program for $12.4 million, or an average price of $39.41 per share. Capital expenditures in the first quarter were $48 million compared with $40 million last year. A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

Cooper Tire Q1 2015—2

Americas Tire Operations

First quarter net sales rose 6 percent to $599 million from $563 million in 2014. The increase was comprised primarily of higher volume of $27 million. Unit shipments increased 5 percent compared with the same period last year, driven primarily by sales of higher margin light truck products introduced in the past two years, as well as higher sales of truck and bus radial tires.

Cooper's total light vehicle tire shipments in the United States increased 2.4 percent during the quarter. The Rubber Manufacturers Association (RMA) member shipments were up 2.5 percent, and total industry shipments (including an estimate for non-RMA members) decreased 7.9 percent, as reported by the RMA.

The segment's operating profit for the first quarter was $90 million, or 15.0 percent of net sales, compared with $69 million, or 12.2 percent of net sales, last year. The higher operating profit primarily reflected favorable raw material costs of $37 million, higher unit volume of $6 million, and reduced SG&A expense of $5 million. These favorable items more than offset higher manufacturing costs of $14 million, unfavorable price and mix of $9 million, and higher product liability costs of $4 million. The higher manufacturing costs are due to U.S. plant reconfiguration to meet demand for higher value tires, as well as higher medical costs, pension expense, and technical spending.

International Tire Operations

First quarter sales declined to $107 million from $310 million in 2014. The decrease mainly reflected $185 million, before intercompany eliminations, from the absence of CCT. Excluding CCT, volume declined $7 million based on a difficult comparison in Europe, which had promotion-driven sales in 2014 of a product line that is being phased out. Volume in China was lower due to fewer exports to the United States due to the tariffs, which more than offset increased sales in the domestic China market. International operations also had $15 million of unfavorable price and mix and $7 million of negative foreign exchange in the first quarter of 2015.

International operations recorded a first quarter operating loss of $3 million compared with an operating profit of $23 million for the same period a year ago. The primary drivers of the operating loss were the absence of CCT, which contributed $21 million to 2014 first quarter operating profit, and unfavorable price and mix of $10 million. This more than offset the benefits of lower raw material costs of $11 million.

Outlook

First quarter raw material costs declined approximately 14 percent from the fourth quarter of 2014. The company anticipates that in the second quarter raw material costs will be down slightly from the first quarter, but that they will generally trend slightly higher during the second half of 2015.

The company expects its full year tax rate to be in a range of 30 percent to 35 percent. SG&A expense is forecast to be in a range of $260 million to $270 million in 2015. Capital expenditures for 2015 are expected to be between $205 million and $215 million.

“We expect global tire markets will remain highly competitive. Our focus on innovation and new products positions us well in such an environment. The Americas segment volume growth has been solid thus far in 2015, and raw material costs have continued to decline. In the United States, it appears the inventory purchased ahead of the tariff announcements largely has been worked through. We anticipate seeing more normal order patterns and will build inventory in our seasonally weak second quarter for sell through in our typically stronger third and fourth quarters. For the full year, we continue to expect to meet or exceed industry unit volume growth in the U.S.,” Armes noted.

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Cooper Tire Q1 2015—3

“In Europe, the economies remain sluggish. While the outlook for tire growth in China is strong longer term, the domestic market currently has been impacted by oversupply due to fewer exports to the U.S. because of the tariffs. For the full year, we anticipate operating profit in our International businesses will be approximately breakeven. For the company overall, we expect to deliver full year operating margin in a range of 8 percent to 10 percent,” Armes concluded.

First Quarter 2015 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the first quarter of 2015 on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com or at http://services.choruscall.com/links/ctb150501. Following the conference call, the webcast will be archived and available for 30 days at these websites.

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the terminated Apollo merger as well as product liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the pending anti-dumping and countervailing duty proceedings for passenger car and light truck tires imported into the United States from China;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

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Cooper Tire Q1 2015—4

•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	a disruption in, or failure of, the Company’s information technology systems, including those related to cyber security, could adversely affect the Company’s business operations and financial performance;
•	the impact of labor problems, including labor disruptions at the Company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with its joint-venture partner or suppliers, including any changes with respect to CCT’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Christine Hanneman

419.424.4214

cjhanneman@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended
	March 31
	2014	2015

Net sales	$796,458	$663,206
Cost of products sold	649,116	531,251
Gross profit	147,342	131,955

Selling, general and administrative	66,431	61,602
Operating profit	80,911	70,353

Interest expense	(7,118)	(6,356)
Interest income	513	562
Other income (expense)	(11)	80
Income before income taxes	74,295	64,639

Provision for Income taxes	22,567	22,476

Net income	51,728	42,163

Net income attributable to noncontrolling shareholders' interests	6,294	1,402

Net income attributable to Cooper Tire & Rubber Company	$45,434	$40,761

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.72	$0.70

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.71	$0.69

Weighted average shares outstanding (000s):
Basic	63,399	58,076
Diluted	64,338	59,325

Segment information:
Net sales
Americas Tire	$563,494	$598,514
International Tire	309,946	107,102
Eliminations	(76,982)	(42,410)

Segment profit (loss)
Americas Tire	$68,629	$89,998
International Tire	23,148	(2,793)
Eliminations	382	2,034
Unallocated corporate charges	(11,248)	(18,886)

Cooper Tire & Rubber Company

Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)	March 31
	2014	2015

Assets
Current assets:
Cash and cash equivalents	$335,944	$449,145
Notes receivable	78,628	6,712
Accounts receivable	461,648	385,051
Inventories	621,988	474,600
Other current assets	91,189	83,643
Total current assets	1,589,397	1,399,151

Net property, plant and equipment	974,883	751,675
Goodwill	18,851	18,851
Restricted cash	1,169	660
Deferred income tax assets	107,367	140,635
Intangibles and other assets	172,271	155,571
	$2,863,938	$2,466,543

Liabilities and Equity
Current liabilities:
Notes payable	$25,001	$15,815
Accounts payable and accrued liabilities	589,571	427,920
Income taxes payable	15,348	14,722
Current portion of long-term debt	19,419	2,064
Total current liabilities	649,339	460,521

Long-term debt	327,755	297,923
Postretirement benefits other than pensions	239,337	264,460
Pension benefits	285,466	358,738
Other long-term liabilities	149,729	153,026
Deferred income tax liabilities	6,463	4,755
Redeemable noncontrolling shareholder interest	155,554	-
Total parent stockholders' equity	1,005,691	886,351
Noncontrolling shareholder interests in consolidated subsidiary	44,604	40,769
	$2,863,938	$2,466,543

Cooper Tire & Rubber Company

Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Year Ended
	March 31
	2014	2015

Operating activities
Net income	$51,728	$42,163
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34,885	29,470
Deferred income taxes	1,584	1,758
Stock-based compensation	1,436	2,639
Change in LIFO inventory reserve	(31,579)	(49,694)
Amortization of unrecognized postretirement benefits	8,985	11,578
Changes in operating assets and liabilities:
Accounts and notes receivable	(96,004)	(22,265)
Inventories	(74,266)	(8,729)
Other current assets	(5,850)	2,222
Accounts payable	57,921	(18,054)
Accrued liabilities	16,059	14,779
Other items	7,549	(13,869)
Net cash used in operating activities	(27,552)	(8,002)

Investing activities:
Additions to property, plant and equipment and capitalized software	(39,772)	(47,698)
Proceeds from the sale of assets	100	1,353
Net cash used in investing activities	(39,672)	(46,345)

Financing activities:
Net issuances of (payments on) short-term debt	3,622	(40,839)
Additions to long-term debt	13,034	-
Repayments of long-term debt	(4,687)	(1,058)
Repurchase of common stock	-	(12,352)
Payment of dividends to Cooper Tire & Rubber Company shareholders	(6,656)	(6,060)
Issuance of common shares and excess tax benefits on options	131	16,682
Net cash provided by (used in) financing activities	5,444	(43,627)

Effects of exchange rate changes on cash	(7)	(4,533)

Changes in cash and cash equivalents	(61,787)	(102,507)

Cash and cash equivalents at beginning of period	397,731	551,652

Cash and cash equivalents at end of period	$335,944	$449,145